Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2019, relating to the consolidated financial statements of LogicBio Therapeutics, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of LogicBio Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 2, 2019